Press Release	Source: CrazyGrazer.com

CrazyGrazer.com Celebrates Grand Re-Opening

Tuesday October 28, 8:14 am ET

Online Shopping Mall Re-Launches With Upgraded Web Store Environment, Hundreds of Leading Brands

LAS VEGAS, Oct. 28 /PRNewswire/ -- Armed with a unique business model and a roster of hundreds of leading brands, the new online shopping mall CrazyGrazer.com is celebrating its grand re-opening.

The site originally launched October 1 to an overwhelming public response, ultimately receiving more than 1 million unique visitors on its first day -- such an unexpectedly high volume of traffic that the site was knocked offline. Since then, CrazyGrazer.com's web store environment has been upgraded, and more leading brands and in-demand products have been added.

Mick Hall, Chairman/CEO of Left Right Marketing Technology (OTC Bulletin Board: LRMK - News), which has entered into a binding letter of intent to purchase Crazy Grazer, said, "CrazyGrazer.com's goal is to build the world's most customer-friendly, brand-centric online shopping mall. The re-energized site delivers exactly on that promise, with top brands and products consumers are buying online."

Hall, whose marketing expertise has enabled him to work with and develop brands for some of the most recognizable corporations in the world, including: DirecTV/RCA, Whirlpool, La-Z-Boy, Aristocrat Technologies, Hyatt Gaming, Boyd Gaming Corporation, MGM Grand, Mandalay Resort Group and Park Place Entertainment, noted the successes of other leading online e-commerce sites and drew comparisons to CrazyGrazer.com.

Mr. Hall continued, "Sites such as Amazon, eBay, Yahoo and AOL pioneered the technology to bring e-commerce to the market acceptance it enjoys today, and led the growing consumer marketplace down the e-commerce path. In fact, just last week the Wall Street Journal spoke of the growing consumer acceptance of online shopping. We anticipate, upon closing of the Crazy Grazer transaction, the ability to capitalize on my 12 years of branding experience to add another dimension to e-commerce, bringing a positive brand experience directly to online consumers grazing the CrazyGrazer site."

CrazyGrazer.com currently offers more than 20,000 products from hundreds of brands, and expects to add thousands more products daily before the holiday shopping season draws to a close. Crazy Grazer CEO/President Rock Newman said, "We plan to offer 1 million products by year's end -- quality products from the world's leading brands, creating a diverse online shopping experience with unmatched customer service."

Investors and LRMK shareholders are urged to read LRMK's annual report on Form 10-KSB and Form 8-K filed October 1, 2003, for further information on LRMK and the Crazy Grazer letter of intent. Both of which are available free of charge on the SEC's website, www.sec.gov.

Forward-Looking Statements: The statements in this press release regarding the uniqueness of CrazyGrazer.com, the Crazy Grazer letter of intent, Crazy Grazer's business strategy, actual customer demand for the CrazyGrazer.com site, Mr. Hall's experience, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the ability of LRMK to complete the CrazyGrazer acquisition, costs, delays, and any other difficulties related to CrazyGrazer's business, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Source: CrazyGrazer.com